Exhibit 4.64

TRANSFER AGREEMENT

This Transfer Agreement (this “Agreement”) is entered in Shanghai, the People’s Republic of China (“PRC”, excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan, for the purposes of this Agreement) and dated December 22, 2014, by and among the following parties:

(1)                                RESHUFFLE TECHNOLOGY (SHANGHAI) CO., LTD. (“Reshuffle”)

Legal Address: Room 22301-1007, No. 14 Building, Pudong Software Park, No. 498 Guoshoujing Road, Zhangjiang High-technology Zone, Shanghai, PRC.

Legal Representative: Yang Weidong

(2)                                CHUANXIAN TECHNOLOGY (SHANGHAI) CO., LTD (“Chuanxian”)

Legal Address: Room 02, Floor 2, Building Wu, No.555 Dongchuan Road, Minhang District, Shanghai

Legal Representative: Yang Weidong

(3)                                YOUKU TUDOU INC. (“Youku Cayman”)

An exempted company duly established and registered under the laws of the Cayman Islands.

(4)                                SHANGHAI QUAN TOODOU NETWORK SCIENCE AND TECHNOLOGY CO., LTD (“Shanghai Quan Toodou”)

Legal Address: Room 105, No. D Building, No. 2500 Long Dong Avenue, Zhangjiang High-technology Zone, Shanghai, PRC.

Legal Representative:  Qin Qiong

(5)                                QIN QIONG, a PRC citizen whose PRC identification number is , and whose residential address is .

(6)                                LIU DELE, a PRC citizen whose PRC identification number is , and whose residential address is

(Individually a “Party”, and collectively the “Parties”)

WHEREAS:

A.                                   Reshuffle has entered into certain agreements with Youku Cayman, Shanghai Quan Toodou, Qin Qiong and Liu Dele (“VIE Agreements” as listed in Exhibit I)

B.                                   Reshuffle wishes to transfer all its rights and obligations under the VIE Agreements to Chuanxian, and Chuanxian accepts such transfer.

THEREFORE, Through friendly negotiations based on the principles of equality and common interests, the Parties agree as follows:

SECTION 1: TRANSFER

1.1                               Transfer

The Parties agree that Reshuffle hereby transfers all its rights and obligations under the VIE Agreements to Chuanxian (“Transfer”).

1.2                               Effective Date

This Transfer shall effect from December 31, 2014 (“Effective Date”).

1.3                               Taxes

Any taxes and duties that might arise from the execution and performance of this Agreement will be borne by Chuanxian.

1.4                               Clarifications and Confirmations

Qin Qiong hereby confirms that she contributed RMB 47 million to Shanghai Quan Toodou upon the signing of the equity pledge agreement with Reshuffle on 2 September 2013, said amount was pledged to Reshuffle, and such pledge has been registered with the relevant administration of industry and commerce. Pursuant to the Shanghai Quan Toodou Articles of Association valid at that time, Qin Qiong should further contribute RMB 80 million to Shanghai Quan Toodou (an additional contribution.)

Liu Dele hereby confirms that he contributed RMB 23 million to Shanghai Quan Toodou upon the signing of the equity pledge agreement with Reshuffle on 2 September 2013, said amount was pledged to Reshuffle, and such pledge has been registered with the relevant administration of industry and commerce.

Qin Qiong, Liu Dele and Shanghai Quan Toodou hereby confirm that Shanghai Quan Toodou decreased its registered capital from RMB 127 million to RMB 70 million, and that Qin Qiong has no obligation to make further contributions. As such, the actual contributions made by Qin Qiong and Liu Dele were not modified by the registered capital decrease, but the percentage of each capital contribution was altered accordingly. Qin Qiong and Liu Dele hereby confirm that the original equity pledge agreements and equity pledge registrations are valid in respect to their capital contributions, and that said agreements and registrations shall not be affected by the change in the proportions of their respective contributions.

1.5                               New VIE Agreements

Chuanxian, Youku Cayman, Shanghai Quan Toodou, Qin Qiong and Liu Dele agree to sign a new set of VIE Agreements to replace all the VIE agreements.

SECTION 2: GOVERNING LAW AND DISPUTE SETTLEMENT

2.1                              Governing Law

The execution, validity, performance and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the PRC.

2.2                              Friendly Consultation

If a dispute arises in connection with the interpretation or performance of this Agreement, all parties shall attempt to resolve such dispute through friendly consultations among them or mediation by a neutral third party.

If the dispute cannot be resolved in the aforesaid manner within thirty (30) days after the commencement of such discussions, any Party may submit the dispute to arbitration.

2.3                              Arbitration

Any dispute arising in connection with this Agreement shall be submitted to the China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration. The arbitration shall follow the then current rules of CIETAC, and the arbitration proceedings shall be conducted in Chinese and shall take place in Shanghai. The arbitration award shall be final and binding upon the parties. This Section shall not be affected by the termination or elimination of this Agreement.

2.4                              Matters not in Dispute

In case of any disputes arising out of the interpretation and performance of this Agreement or any pending arbitration of such dispute, each Party shall continue to perform their obligations under this Agreement, except for the matters in dispute.

SECTION 3: CONFIDENTIALITY

3.1                              Confidential Information

The contents of this Agreement and the annexes hereof shall be kept confidential. No Party shall disclose any such information to any third party (except for the purpose described in Section 3.2 and by prior written agreement among the Parties). Each Party’s obligations under this clause shall survive after the termination of this Agreement.

3.2                              Exceptions

If a disclosure is explicitly required by law, any courts, arbitration tribunals, or administrative authorities, such a disclosure by any Party shall not be deemed a violation of Section 3.1 above.

SECTION 4: MISCELLANEOUS

4.1                               Entire Agreement

4.1.1                     This Agreement constitutes the entire agreement and understanding by all Parties in respect of the subject matter hereof and supersedes all prior discussions, negotiations and agreements among them. This Agreement shall only be amended by a written instrument signed by all the Parties.

4.1.2                     The appendices attached hereto shall constitute an integral part of this Agreement and shall have the same legal effect as this Agreement.

4.2                               Notices

4.2.1                     Unless otherwise designated by any Party, any notices or other correspondences by all Parties in connection with the performance of this Agreement shall be delivered in person, by express mail, e-mail, facsimile or registered mail to the following correspondence addresses and fax numbers:

RESHUFFLE TECHNOLOGY (SHANGHAI) CO., LTD.
Address	:	Room 22301-1007, No. 14 Building, Pudong Software Park, No. 498 Guoshoujing Road, Zhangjiang High-technology Zone, Shanghai, PRC.
Fax	:	020-3596-1001
Tele	:	020- 3596-1000
Addressee	:	Yang Weidong

CHUANXIAN TECHNOLOGY (SHANGHAI) CO., LTD
Address	:	Room 02, Floor 2, Building Wu, No.555 Dongchuan Road, Minhang District, Shanghai
Fax	:	020-3596-1001
Tele	:	020- 3596-1000Addressee	: Yang Weidong

YOUKU TUDOU INC.
Address	:	PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands
Fax	:	010-59708818
Tele	:	010-58851881
Addressee	:	Victor Wing Cheung Koo

SHANGHAI QUAN TOODOU NETWORK SCIENCE AND TECHNOLOGY CO., LTD.
Address	:	Room 105, No. D Building, No. 2500 Long Dong Avenue, Zhangjiang

High-technology Zone, Shanghai, PRC.
Fax	:	020-3596-1001	Fax
Tele	:	020-3596-1000	Tele
Addressee	:		Qin Qiong

Liu Dele
Address	:
Fax	:
Tele	:
Addressee		Liu Dele

Qin Qiong
Address	:
Fax	:
Tele	:
Addressee	:	Qin Qiong

4.2.2                     Notices and correspondences shall be deemed to have been effectively delivered:

4.2.2.1                       at the exact time displayed in the corresponding transmission record, if delivered by facsimile, unless such facsimile is sent after 5:00 pm or on a non-business day in the place where it is received, in which case the date of receipt shall be deemed to be the following business day;

4.2.2.2                       on the date that the receiving Party signs for the document, if delivered in person (including express mail);

4.2.2.3                       on the fifteenth (15th) day after the date shown on the registered mail receipt, if sent by registered mail;

4.2.2.4                       on the successful printing by the sender of a transmission report evidencing the delivery of the relevant e-mail, if sent by e-mail.

4.3                               Days and Business Day

A reference to a day herein is to a calendar day. A reference to a business day herein is to a day on which commercial banks are open for business in the PRC.

4.4                               Unspecified Matter

Any matter not specified in this Agreement shall be handled through mutual discussions by all Parties and stipulated in separate documents with binding legal effect, or resolved in accordance with PRC laws.

4.5                               Severability

Any provision of this Agreement that is invalid or unenforceable because of any inconsistency with relevant law shall be ineffective or unenforceable within such jurisdiction where the relevant law governs, without affecting in any way the remaining provisions hereof.

4.6                               Binding Effect

This Agreement, upon being signed by all Parties or their duly authorized representatives, shall be binding on all Parties and their successors and assigns.

4.7                               Language and Counterparts

This Agreement shall be executed in seven (7) originals in English and Chinese, with one (1) original for each Party.

 [The space below is intentionally left blank.]

IN WITNESS WHEREOF, all Parties hereto have caused this Agreement to be duly executed on their behalf by a duly authorized representative as of the date first written above.

RESHUFFLE TECHNOLOGY (SHANGHAI) CO., LTD

(Company Seal)

By:	/s/ Yang Weidong
Authorized Representative: Yang Weidong

CHUANXIAN TECHNOLOGY (SHANGHAI) CO., LTD

By:	/s/ Yang Weidong
Authorized Representative: Yang Weidong

YOUKU TUDOU INC.

By:	/s/ Victor Wing Cheung Koo
Authorized Representative: Victor Wing Cheung Koo

SHANGHAI QUAN TOODOU NETWORK SCIENCE AND TECHNOLOGY CO., LTD

By:	/s/ Qin Qiong
Authorized Representative: Qin Qiong

Liu Dele

By:	/s/ Liu Dele

QIN QIONG

By:	/s/ Qin Qiong

Exhibit I

VIE agreements

1.                                      Business Operations Agreement, dated as of September 2, 2013, among Reshuffle, Shanghai Quan Toodou and Qin Qiong and Liu Dele (“the current shareholders of Shanghai Quan Toodou”).

2.                                      Equity Interest Pledge Agreements, dated as of September 2, 2013, between Reshuffle and the current shareholders of Shanghai Quan Toodou.

3.                                      Power of Attorneys, dated as of September 2, 2013, by the current shareholders of Shanghai Quan Toodou.

4.                                      Exclusive Technical and Consulting Services Agreement, dated as of January 28, 2013, between Reshuffle and Shanghai Quan Toodou.

5.                                      Equity Option Agreements, dated as of September 2, 2013, among Youku Cayman, Reshuffle, Shanghai Quan Toodou and the current shareholders of Shanghai Quan Toodou.

6.                                      Loan Agreements, dated as of September 2, 2013, between Reshuffle and the shareholders of Shanghai Quan Toodou.

and any amendments and restatements of the above-mentioned agreements.